Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Greenbrier Companies, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-127922, 333-157593, 333‑172933, 333-187887, 333-195058, and 333-223315) on Form S-8 of The Greenbrier Companies, Inc. of our reports dated October 28, 2020, with respect to the consolidated balance sheets of The Greenbrier Companies, Inc. and subsidiaries as of August 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended August 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of August 31, 2020, which reports appear in the August 31, 2020 Annual Report on Form 10‑K of The Greenbrier Companies, Inc.

Our report refers to a change in the method of accounting for leases and a change in the method of accounting for revenue.

/s/ KPMG LLP

Portland, Oregon
October 28, 2020